EXHIBIT 10.12

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, made as of December 1, 2020 (the “Agreement Date”), by and between REDMOND CREATIVE, LLC, a Delaware limited liability company (“Seller”), and INVESCO ADVISERS, INC., a Delaware corporation (“Buyer”),

W I T N E S S E T H:

In consideration of the covenants in this Agreement, Seller and Buyer agree as follows:

ARTICLE 1

Purchase and Sale

1.1 The Property. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, in accordance with this Agreement, the following:

(a) the real property commonly known as 9805 Willows Road NE, Redmond, Washington, APN #943005-0040-08, together with the improvements on such real property and the easements and rights appurtenant to such real property, as more particularly described on Exhibit A attached hereto (collectively, the “Real Property”);

(b) Seller’s interest in that certain Lease dated November 8, 2019 (the “Lease”) by and among Seller, as landlord, and Facebook Technologies, LLC, a Delaware limited liability company (“Tenant”), and that certain Guaranty of Lease dated November 8, 2019, executed by Facebook, Inc., a Delaware corporation (“Guarantor”);

(c) Seller’s interest in all furnishings, furniture, equipment, supplies, and other personal property as are owned by Seller and are currently located in, on, or about and are used exclusively for the operation of the Real Property (collectively, the “Personal Property”); and

(d) Seller’s interest in all intangible property owned by Seller and used in connection with the Real Property and Personal Property, including all trademarks and trade names used in connection with the Property, all plans and specifications, if any, in the possession of Seller which were prepared in connection with the construction of the Improvements and all licenses, permits and warranties now in effect with respect to the Property to the extent assignable (collectively, the “Intangible Property”) but excluding (but subject to the terms set forth in this Agreement) (i) any rights of Seller against third parties including, without limitation, Tenant, with respect to the period prior to Closing, and (ii) the rights of Seller to rents and other income from Tenant and other third parties for the period prior to the Closing Date. Notwithstanding the foregoing, in the event any warranty is not assignable, Seller shall reasonably cooperate with Buyer to have such warranty assigned to Buyer at no cost to Seller, and further provided that any such assignment shall not be a condition to Buyer’s closing obligations hereunder.

All of the foregoing assets and properties to be acquired by Buyer pursuant to this Agreement are collectively referred to in this Agreement as the “Property.”

1.2 Property Approval Period.

(a) During the period from the Agreement Date to December 4, 2020 (the “Property Approval Period”), Buyer shall, at Buyer’s expense, review and investigate the physical and environmental condition of the Property, the character, quality and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Real Property, the Lease and the other Property. Buyer shall be responsible for obtaining and paying the cost of any survey of the Property required by Buyer. Buyer shall determine whether or not the Property is acceptable to Buyer within the Property Approval Period. If, during the Property Approval Period, Buyer determines that the Property is acceptable in Buyer’s sole and absolute discretion, then Buyer shall have the right, by giving notice to Seller on or before the last day of the Property Approval Period, to elect to proceed to Closing in accordance with, and subject to, the terms and conditions set forth in this Agreement (the “Go Forward Notice”). If Buyer fails to timely deliver the Go Forward Notice in accordance with this Section 1.2(a), this Agreement shall terminate as of the expiration of the Property Approval Period, in which event the Deposit (as hereinafter defined), less the cost of canceling the Escrow (as hereinafter defined), shall be returned to Buyer. If Buyer timely delivers the Go Forward Notice in accordance with this Section 1.2(a), this Agreement shall continue in full force and effect, Buyer shall have no further right to terminate this Agreement pursuant to this Section 1.2(a), and the Deposit shall become non-refundable except as otherwise provided in this Agreement.

(b) Buyer and Seller acknowledge and agree that Seller has provided Buyer with copies of all documents and other information described on Schedule 1 attached hereto through an online data room established and populated by Seller and made available to Buyer (the “Data Room”). In addition, during the Property Approval Period, Seller shall permit Buyer and Buyer’s representatives to inspect and copy the files of Seller relating to the condition and use of the Property as reasonably requested by Buyer. The documents provided to Buyer during the Property Approval Period pursuant to this Section 1.2(b) shall be referred to herein as the “Due Diligence Documents.” Notwithstanding the foregoing, in no event shall Seller be required to provide Buyer with any of the following items: (1) appraisal and valuation reports and information, (2) any documents, materials or information which are subject to attorney/client, work product or similar privilege or which constitute attorney communications with respect to the Property, (3) any confidential or proprietary information and communications, (4) any documents pertaining to the marketing of the Property for sale to prospective purchasers, (5) any internal memoranda, reports or assessments of Seller or Seller’s affiliates to the extent relating to Seller’s valuation of the Property or interpretation of any agreements, contracts or third party reports pertaining to the Property, or (6) any materials projecting or relating to the future performance of the Property. Buyer hereby acknowledges that Seller has not made and does not make any warranty or representation, express or implied, regarding the truth or accuracy of any of the documents, materials or information provided to or made available to Buyer or the source thereof, except as otherwise provided in this Agreement. Seller has not undertaken any independent investigation as to the truth or accuracy of any of such documents, materials or information and is providing the same solely as an accommodation to Buyer. Seller shall have no liability as a result of providing or making available to Buyer such documents, materials or information or as a result of Buyer’s reliance thereon, except as otherwise provided in this Agreement.

(c) During the term of this Agreement, Buyer and its agents, contractors, subcontractors, consultants, employees, engineers, legal counsel and other authorized representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer (collectively, “Licensee Parties”) shall have reasonable access to the Property at agreed upon times during normal business hours for agreed upon purposes on at least one (1) business day’s prior notice to Seller. Such notice shall describe the scope of the studies Buyer intends to conduct during Buyer’s access to the Property. Seller shall have the right to have a representative present during any visits to or inspections of the Property or interviews with Tenant. If Buyer desires to conduct any physically intrusive studies such as, but not limited to, sampling of soils or the like (“Inspection”), Buyer will identify in writing the procedures Buyer desires to perform and shall request Seller’s express written consent thereto, which consent may be withheld in Seller’s sole discretion. The Inspection will be at Buyer’s sole cost and expense and will be conducted in a manner and by Licensee Parties reasonably acceptable to Seller. Should Buyer choose to conduct such an investigation at the Property, then Buyer shall promptly cause to be removed any mechanics’ liens that may be recorded against the Property on account of the performance of work or activities by or for Buyer, at Buyer’s sole cost and expense. Buyer and any Licensee Parties will: (i) maintain commercial general liability (occurrence) insurance providing minimum limits of liability of One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, with an umbrella excess liability policy in minimum amount of Five Million Dollars ($5,000,000) per occurrence and aggregate, covering any occurrence arising in connection with the presence of Buyer or the Licensee Parties on the Property, and deliver to Seller a certificate of insurance, which names Seller as an additional insured thereunder, verifying such coverage prior to entry upon the Property; (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (iii) restore the Property to the condition in which the same was found before any such entry, inspection or examination was undertaken to the extent such condition was altered by Buyer or the Licensee Parties.

(d) Seller acknowledges Buyer may desire to (x) discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and other third parties, and (y) conduct a customary tenant interview with Tenant (such third parties and Tenant are, collectively, the “Third Parties”). In this regard, Buyer is permitted to contact all necessary Third Parties, and discuss Due Diligence Items with such Third Parties (subject to Buyer’s confidentiality obligations hereunder and in any confidentiality agreement signed by Buyer in connection with its investigations of the Property); provided, however, that Buyer shall first provide Seller with written notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller. With respect to discussions with Tenant, (i) Buyer shall give Seller not less than two (2) business days prior notice of its desire to meet with Tenant; (ii) Seller shall arrange the meeting with Tenant, and Buyer shall have no right to contact Tenant directly; (iii) Buyer shall not disclose to Tenant any of the terms or conditions which are set forth in this Agreement; (iv) Seller shall have the right to have a representative present at all times during each meeting with Tenant; and (v) Buyer shall not enter into any agreement with or make any commitment of any nature whatsoever to Tenant that would in any way be binding upon Seller.

(e) Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from any entry on the Property by Buyer or any of the Licensee Parties; provided, however, such indemnification obligation shall not be applicable to (i) Buyer’s mere discovery of any pre-existing adverse physical condition at the Property, except to the extent Buyer and/or Buyer’s agents, employees, contractors or consultants aggravate such pre-existing condition, or (ii) the negligence or willful misconduct of Seller, or any agent, contractor, or employee of Seller, in connection with Buyer’s entry on, or Buyer’s inspections, investigations or tests conducted at, the Property. The foregoing covenant shall survive any termination of this Agreement.

ARTICLE 2

Purchase Price

2.1 Amount and Payment.

(a) The total purchase price for the Property shall be Thirty-Nine Million Dollars ($39,000,000.00) (the “Purchase Price”). At the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined), Buyer shall pay the Purchase Price for the Property to Seller through Escrow No. NCS-1032303 (the “Escrow”) established with First American Title Insurance Company, 1737 North First Street, Suite 500, San Jose, California 95112, Attn: Carol Herrera, Phone: 408-451-7829, Email: cmherrera@firstam.com (the “Title Company”), in Current Funds subject to adjustments and prorations as provided in this Agreement.

(b) As used in this Agreement, “Current Funds” means wire transfers, certified funds, or cashier’s checks in a form acceptable to the Title Company that would permit the Title Company to immediately disburse such funds.

(c) At Buyer’s option, the Purchase Price shall be reduced by an amount equal to the Undisbursed Allowance in accordance with Section 8.4(c) of this Agreement.

2.2 Deposit.

(a) Within two (2) business days following the Agreement Date, Buyer shall deposit into the Escrow the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the “Deposit”), in Current Funds with the Title Company. The Deposit shall be held by the Title Company in an interest-bearing account and all interest thereon shall become part of the Deposit.

(b) If Buyer delivers the Go Forward Notice pursuant to Section 1.2(a) above on or before the expiration of the Property Approval Period, then Buyer shall deposit in Escrow an additional amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the “Additional Deposit”) in Current Funds within one (1) business day after the expiration of the Property Approval Period. If and when the Additional Deposit is deposited by Buyer into Escrow as provided hereunder, then all references herein to the “Deposit” shall refer, collectively, to the initial Deposit pursuant to Section 2.2(a) plus the Additional Deposit, and all interest earned thereon.

(c) If Seller and Buyer complete the purchase and sale of the Property in accordance with this Agreement, the Deposit shall be applied to payment of the Purchase Price for the Property in accordance with Section 2.1 hereof. If the purchase and sale of the Property is not so completed and this Agreement terminates following the expiration of the Property Approval Period for any reason other than a default by Seller hereunder or a termination of this Agreement pursuant to Sections 6.2, 6.3, or 7.2 hereof, then the Deposit shall be paid to Seller. If the purchase and sale of the Property is not so completed and this Agreement terminates due to a default by Seller hereunder or a termination of this Agreement pursuant to Sections 6.2, 6.3, or 7.2 hereof, then the Deposit shall be returned to Buyer upon such termination of this Agreement.

(d) If Buyer fails to timely deposit into the Escrow any portion of the Deposit within the time periods required, then Buyer shall be deemed in default under this Agreement, Seller may terminate this Agreement by written notice to Buyer at any time prior to the date on which Buyer deposits such portion of the Deposit, Seller shall be entitled to retain any portion of the Deposit previously placed into Escrow by Buyer, and the parties shall have no further rights or obligations under this Agreement, except for rights and obligations that, by their terms, survive the termination of this Agreement.

2.3 Independent Consideration. A portion of the amount deposited by Buyer pursuant to Section 2.1(a), in the amount of One Hundred Dollars ($100) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Buyer as consideration for Buyer’s right to purchase the Property and for Seller’s execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non-refundable and shall be retained by Seller notwithstanding any other provision of this Agreement. The Independent Consideration shall be disbursed by the Title Company to Seller immediately following Buyer’s deposit thereof with the Title Company. In all instances under this Agreement in which Buyer elects to terminate or is deemed to have terminated this Agreement and the Deposit is returned to Buyer, Seller shall retain the Independent Consideration when the Deposit is returned to Buyer. In the event the transactions contemplated hereby are consummated, then the Independent Consideration shall be applicable toward the Purchase Price.

2.4 Buyer’s Default.

(a) If, on or before Closing (i) Buyer is in default of any of its obligations hereunder (other than Buyer’s obligations to deliver the documents and funds at Closing in accordance with Section 8.1 (for which there will be no notice or cure period)), or (ii) any of Buyer’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, and any such circumstance described in any of the foregoing clauses (i) or (ii) continues for three (3) business days after written notice from Seller to Buyer, then Seller shall have the right to terminate this Agreement by written notice to Buyer.

(b) IF THIS AGREEMENT IS TERMINATED BY SELLER AS PROVIDED IN SECTION 2.4(A) ABOVE, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY FOR SUCH BREACH OR DEFAULT AND NEITHER PARTY SHALL HAVE ANY OBLIGATION TO THE OTHER HEREUNDER, EXCEPT FOR PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY STATE THEY SURVIVE THE TERMINATION OF THIS AGREEMENT. BUYER AND SELLER HEREBY REPRESENT AND AGREE (I) THAT EACH PARTY HAS CAREFULLY CONSIDERED THE REASONABLE RANGE OF ACTUAL DAMAGES THAT COULD BE ANTICIPATED FROM A FUTURE BREACH OR DEFAULT BY BUYER UNDER THIS AGREEMENT, (II) BY REASON OF EACH PARTY’S BUSINESS EXPERIENCE IN INVESTING IN REAL ESTATE TRANSACTIONS (1) GIVEN THE CURRENT ACTIVE STATE OF THE REAL ESTATE MARKET AND THE POSSIBLE MARKET EVENTS THAT MAY OR MAY NOT OCCUR BETWEEN THE DATE HEREOF AND THE CLOSING DATE, IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO DETERMINE ACTUAL DAMAGES FOR A FUTURE BREACH OR DEFAULT BY BUYER UNDER THIS AGREEMENT, (2) THEY ARE AWARE OF AND ACCEPT THE RISKS AND BENEFITS OF AGREEING TO LIQUIDATED DAMAGES IN A REAL ESTATE CONTRACT, (3) THEY EACH HAVE THE REAL ESTATE EXPERTISE AND RESOURCES TO EVALUATE AND NEGOTIATE THE FAIR AND REASONABLE AMOUNT OF SUCH LIQUIDATED DAMAGES AND AGREE THE DEPOSIT AMOUNT HAS BEEN NEGOTIATED AT ARMS’ LENGTH BY THE PARTIES AND THEIR ATTORNEYS AS A FAIR AND REASONABLE AMOUNT OF ESTIMATED DAMAGES TO SELLER IN THE EVENT OF BUYER DEFAULT OR BREACH, AND (III) BUYER AND SELLER HAVE EACH BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT AND LIQUIDATED DAMAGES PROVISION. AFTER CAREFUL CONSIDERATION AND OPPORTUNITY TO DISCUSS WITH COUNSEL, SELLER AND BUYER AGREE, BY PLACING THEIR INITIALS BELOW, THAT THE DEPOSIT AND ALL INTEREST THEREON IS A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER IF, AND CONSTITUTES A REASONABLE AMOUNT OF LIQUIDATED DAMAGES IN THE EVENT THAT, BUYER DEFAULTS UNDER OR BREACHES THIS AGREEMENT AND FAILS TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. WITHOUT LIMITATION OF THE FOREGOING, THE DEPOSIT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES PURSUANT TO SECTION 64.04.005 OF THE REVISED CODE OF WASHINGTON. NOTHING IN THIS SECTION SHALL PRECLUDE THE RECOVERY OF REASONABLE ATTORNEYS’ FEES OR OTHER ACTUAL OUT-OF-POCKET THIRD PARTY COSTS PURSUANT TO SECTION 9.2 INCURRED BY SELLER IN ENFORCING THIS AGREEMENT OR LIMIT THE EFFECTIVENESS OF THE PROVISIONS OF SECTION 2.4(C) BELOW OR THE INDEMNIFICATION OBLIGATIONS OF BUYER UNDER THIS AGREEMENT. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 2.4(B).

/s/ BH SELLER’S INITIALS	/s/ JG BUYER’S INITIALS

(c) IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO A RIGHT GIVEN TO IT HEREUNDER AND BUYER TAKES ANY ACTION WHICH INTERFERES WITH SELLER’S ABILITY TO SELL, EXCHANGE, TRANSFER, LEASE, DISPOSE OF OR FINANCE THE PROPERTY OR TAKE ANY OTHER ACTIONS WITH RESPECT THERETO (INCLUDING, WITHOUT LIMITATION, THE FILING OF ANY LIS PENDENS OR OTHER FORM OF ATTACHMENT AGAINST THE PROPERTY), THEN NOTWITHSTANDING SECTION 2.4(B) ABOVE, SELLER’S REMEDIES SHALL INCLUDE, BUT SHALL NOT BE LIMITED TO, THOSE DESCRIBED IN SECTION 2.4(B) ABOVE, AND THE NAMED BUYER (AND ANY PERMITTED ASSIGNEE OF BUYER’S INTEREST HEREUNDER) SHALL ALSO BE LIABLE FOR ALL LOSS, COST, DAMAGE, LIABILITY OR EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, COURT COSTS AND DISBURSEMENTS AND CONSEQUENTIAL DAMAGES) INCURRED BY SELLER BY REASON OF SUCH ACTION TO CONTEST BY BUYER.

/s/ BH SELLER’S INITIALS	/s/ JG BUYER’S INITIALS

ARTICLE 3

Completion of Sale

3.1 Place and Date. The purchase and sale of the Property shall be completed in accordance with Article 8 hereof (the “Closing”). The Closing shall occur through the Escrow at the Title Company’s office located at 1737 North First Street, Suite 500, San Jose, CA 95112, on the following dates: (i) the parties shall “pre-close” by depositing fully-executed originals of all closing deliverables hereunder (including, without limitation, closing statements with final prorations), on December 22, 2020 (the “Pre-Closing Date”), and (ii) the parties shall conduct the final closing on December 29, 2020 or December 30, 2020, as reasonably agreed to by the parties (the “Closing Date”), or at such other place or on such other date as Seller and Buyer agree in writing; provided, that if such date falls on a Saturday, Sunday or holiday, the Closing Date shall occur on the following business day. The parties acknowledge and agree that as of the Pre-Closing Date, the intention is that they shall be fully closed “in escrow,” with the exception only of the obligation for the Buyer to fund the balance of the Purchase Price, the Title Company to record the Deed and any other recordable instruments, and the Title Company to release the proceeds to the Seller and any other applicable parties as set forth on the closing statement.

3.2 Escrow Instructions. The Escrow and Closing Instructions attached hereto as Addendum A shall serve as instructions to the Title Company for consummation of the purchase and sale of the Property pursuant to this Agreement. The parties shall execute such additional instructions or documentation as is reasonably requested by the Title Company to consummate the transactions contemplated herein.

ARTICLE 4

Title and Condition

4.1 Title to the Real Property. Buyer acknowledges that Seller has provided to Buyer that certain Preliminary Report dated September 24, 2020, Order No. NCS-1032303 (the “Title Report”), prepared by the Title Company, together with copies of all title exception documents shown on the Title Report. Seller shall convey title to the Property to Buyer by a duly executed and acknowledged Special Warranty Deed (the “Deed”) in the form attached hereto as Exhibit B, subject to the following (the “Permitted Exceptions”): (a) all matters affecting title shown in the Title Report other than Required Removal Exceptions, (b) matters which would be shown on an accurate ALTA survey of the Property or by a physical inspection of the Property, (c) taxes and assessments which are not yet due and payable as of the Closing Date, and (d) any other matters created, permitted or approved by Buyer. “Required Removal Exceptions” shall mean, collectively, the following: (A) any voluntary liens entered into by Seller and evidencing monetary encumbrances (other than liens for real estate taxes or assessments not yet due and payable, which shall be prorated in accordance with this Agreement) (“Monetary Liens”); or (B) any and all liens or encumbrances (excluding Monetary Liens) entered into by Seller after the Agreement Date in violation of this Agreement. If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, remove or cause to be removed any Required Removal Exceptions. Seller may use any portion of the Purchase Price to satisfy any Required Removal Exceptions that exist as of the Closing Date, provided such payment causes the Title Company to remove the same at Closing. Buyer’s acceptance of the Deed from Seller for the Property at the Closing on the Closing Date and the issuance of the Title Policy (as hereinafter defined) to Buyer by the Title Company on the Closing Date shall conclusively establish that Seller conveyed the Property to Buyer as required by this Agreement.

4.2 Condition of the Property.

(a) By Buyer electing to deliver the Go Forward Notice under Section 1.2(a) above, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 1.2 hereof) at Buyer’s sole expense.

(b) EXCEPT AS SET FORTH IN THIS AGREEMENT, THE CLOSING DOCUMENTS, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING the following matters with respect to the Property (collectively, the “Property Condition”): (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Real Property, including, without limitation, the status of all permits, approvals and entitlements with respect to the Real Property, the status of any development or use rights respecting the Real Property, and the availability of permits, licenses and approvals respecting the development of the Real Property, (v) the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, or the economic or engineering feasibility of the development of the Property that may be contemplated by Buyer; (vi) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vii) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (viii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (ix) the quality of any labor and materials used in any improvements on the Property, (x) the condition of title to the Property, (xi) the Lease or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xii) the value, economics of the operation or income potential of the Property, or (xiii) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SHALL HAVE NO LIABILITY WITH RESPECT TO THE CONDITION OF THE PROPERTY UNDER COMMON LAW, OR ANY FEDERAL, STATE, OR LOCAL LAW OR REGULATION, INCLUDING BUT NOT LIMITED TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980 AS AMENDED, 42 U.S.C.A. SECTIONS 9601 ET SEQ., OR APPLICABLE WASHINGTON LAW, AND BUYER HEREBY RELEASES AND WAIVES ANY AND ALL CLAIMS WHICH THE BUYER HAS OR MAY HAVE AGAINST THE SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTY.

(c) Buyer further acknowledges and agrees that, except for any express representations, warranties or agreements made by Seller in this Agreement or in any closing document, neither Seller nor any of Seller’s employees, agents or representatives have made any statements or representations, express or implied, by or on behalf of Seller as to any matters concerning the Property Condition. Except as otherwise expressly set forth in this Agreement or in any closing document, Seller disclaims any and all such statements and representations, and Buyer agrees that any inaccuracy or deficiency in information, advice or documents given to Buyer shall be solely the responsibility and risk of Buyer and shall not be chargeable in any respect to Seller. Except as expressly set forth in this Agreement or in any closing document, Buyer acknowledges that it is not relying on any statement or representation, whether express or implied, oral or written, that has been made or that in the future may be made by Seller or any of Seller’s employees, agents, attorneys or representatives concerning the Property Condition.

4.3 Release and Assumption of Liabilities.

(a) Except as set forth in this Agreement or in any closing document, upon Closing, Buyer shall assume the risk that Property Conditions may not have been revealed by Buyer’s investigations. The release and waiver of claims set forth below shall be referred to as the “Release.” Except as set forth in this Agreement, upon the Closing, Buyer, on its own behalf and on behalf of each of its successors and assigns and the Buyer Representatives and each and all of its and their respective members, partners, officers, directors, employees, parents, affiliates and subsidiaries, and each of their respective successors and assigns (collectively, “Waiver Parties”), releases Seller and its respective members, partners, affiliates, parent business organizations, subsidiary business organizations, shareholders, officers, directors, agents, employees, attorneys and representatives and their respective successors and assigns (collectively, “Released Parties”), from, and waives any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, any and all Property Conditions, including, without limitation, any and all actual, threatened or potential claims, claims for contribution under Environmental Laws (as defined below), suits, proceedings, actions, causes of action, demands, liabilities, losses, obligations, orders, requirements or restrictions, liens, penalties, fines, charges, debts, damages, costs, and expenses of every kind and nature, whether now known or unknown, whether foreseeable or unforeseeable, whether under any foreign, federal, state or local law (both statutory and non-statutory), and, whether asserted or demanded by a third party against any of the Waiver Parties or incurred directly or indirectly by any of the Waiver Parties themselves, that any of the Waiver Parties may now or hereafter have against any of the Released Parties, and that arise in connection with or in any way are related to (i) the physical condition of the Property, the financial condition of the Property, the status of entitlements to develop of the Property, the value of the Property, the status of the Lease or of Tenant thereunder, the ownership, management or operation of the Property, including any claim or demand by Tenant for the refund or return of any security deposit or other deposit, or the accuracy or completeness of any information reviewed by Buyer in connection with its investigations of the Property and which may have been relied upon by Buyer in deciding to purchase the Property, including, without limitation, the development potential of the Property, (ii) any Handling (as defined below) of any Waste Materials (defined below) or Hazardous Materials (as defined below) at, beneath, to, from, or about the Property, (iii) any compliance or non-compliance with Environmental Laws regarding any Waste Materials, Hazardous Materials or any Handling related thereto at, beneath, to, from, or about the Property, (iv) any acts, omissions, services or other conduct related to any of the foregoing items “(i)” through “(iii),” inclusive, and/or (v) any condition, activity, or other matter respecting the Property that is not addressed by any of the foregoing items “(i)” through “(iv),” inclusive, and that is related to pollution or protection of the environment, natural resources, or public health. Buyer acknowledges that any condition of the Property that Buyer discovers or desires to correct or improve prior to or after the Closing Date shall be at Buyer’s sole expense. This Release shall survive the close of escrow and the recording of the Deed conveying the Property from Seller to Buyer.

(b) Intentionally Omitted.

(c) Buyer, on its own behalf and on behalf of the Waiver Parties, covenants and agrees never to sue or otherwise commence or prosecute any action or other proceeding against any of the Released Parties, for a claim released pursuant to this Agreement. The parties hereto agree that this Section 4.3(c) (the “Covenant Not to Sue”) may be pleaded by a Released Party as a full and complete defense to any action or proceeding by a Waiver Party that is contrary to the terms of the Release and may be asserted as a basis for abatement of, or injunction against, said action or proceeding and as a basis for a cross-complaint for damages therein. If a Waiver Party breaches the Covenant Not to Sue, any Released Party damaged thereby shall be entitled to recover from such Waiver Party not only the amount of any judgment which may be awarded in favor of such damaged Released Party, but also for such other actual damages, costs, and expenses as may be incurred by such damaged Released Party, including court costs, reasonable attorneys’ fees and all other costs and expenses, taxable or otherwise, in preparing the defense of, defending against, or seeking and obtaining abatement of, or injunction against, such action or proceeding, and establishing and maintaining the applicability of the Release and this Covenant Not to Sue. This Covenant Not to Sue shall survive the Closing and the recording of the Deed conveying the Property from Seller to Buyer.

(d) By accepting the Deed, Buyer shall thereby assume and take responsibility and liability for the following: (i) any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever (collectively, “Liabilities”) attributable to the Property to the extent that the same arise or accrue on or after the Closing and are attributable to events or circumstances which arise or occur on or after the Closing; (ii) any and all Liabilities to the extent they relate to the structural, physical or environmental condition of the Property, whether such Liabilities are latent or patent, whether the same arise or accrue before, on or after the Closing, and whether the same are attributable to events or circumstances which may arise or occur before, on or after the Closing, including, without limitation, all Liabilities with respect to Hazardous Materials; (iii) any and all Liabilities that arose or accrued prior to the Closing or are attributable to events which arose or occurred prior to the Closing, but only if Buyer is deemed to know about the same on or before the Closing (other than fines or penalties imposed against Seller by governmental agencies relating to the acts or omissions of Seller that occurred prior to Closing); and (iv) any and all Liabilities with respect to which Buyer receives a credit at Closing. Buyer acknowledges and agrees that the Liabilities to be assumed by Buyer pursuant to each of the foregoing clauses are intended to be independent of one another, so Buyer shall assume Liabilities described in each of the clauses even though some of those Liabilities may be read to be excluded by another clause. Notwithstanding the foregoing, (1) any tort claims brought with respect to the Property, to the extent that the same arises or accrues as a result of any injury that arose or occurred prior to the Closing, shall not be assumed by Buyer as a result of the foregoing provisions unless the same are caused by the acts or omissions of Buyer or any of the Waiver Parties, and (ii) Buyer shall not assume any contractual liabilities of Seller other than those specifically assumed by Buyer in this Agreement or in any of the documents delivered by Buyer at Closing. Notwithstanding any provision this Section 4.3(d) to the contrary, the releases, waivers and assumptions set forth in this Section 4.2(d) shall not be construed as an indemnification by Buyer for the benefit of Seller for any Liabilities arising or accruing prior to Closing.

(e) Notwithstanding the foregoing, the waivers and releases set forth in this Article 4 shall not relieve Seller of its liability for (i) any breach of Seller’s express representations and warranties contained in this Agreement and/or documents executed and delivered by Seller at or contemporaneously with the Closing, (ii) any breach by Seller of its covenants in this Agreement, or (iii) third party claims arising out of matters occurring prior to the Closing Date on or about the Real Property and caused, in whole or in part, by the acts or omissions of Seller.

(f) As used in this Agreement, the following terms have the following definitions:

(i) “Environmental Laws” means any applicable federal, state or local law, statute, regulation, rule, ordinance, permit, prohibition, restriction, license, requirement, agreement, consent, or approval, or any determination, directive, judgment, decree or order of any executive, administrative or judicial authority at any federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, natural resources or public health and safety.

(ii) “Handling” means, at any time and to any extent and in any manner whatsoever, any presence of or any handling, storing, transferring, transporting, treating, using, recycling, separating, sorting, incinerating, transforming, reconstituting, containing, containerizing, packaging, manufacturing, generating, abandoning, covering, capping, dumping, closing, maintaining, disposing, placing, discarding, encapsulating, filling, landfilling, investigating, monitoring, remediating, removing, responding to, reporting on, testing, releasing, contamination resulting from, spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, migrating, or leaching.

(iii) “Hazardous Materials” means any material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious waste,” “medical waste,” “biohazardous waste,” “extremely hazardous waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources or public health or safety including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term Hazardous Materials shall include, without limitation, the following: (A) a “Hazardous Substance,” “Hazardous Material,” “Hazardous Waste,” or “Toxic Substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq. or the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended; (B) “Oil” or a “Hazardous Substance” under Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1321, as may be amended, as well as any other hydrocarbonic substance, fraction, distillate or by-product; (C) mold; (D) asbestos and any asbestos containing material; and (E) a substance that, due to its characteristics or interaction with one or more other materials, wastes, chemicals, compounds, substances, mixtures, or byproducts, damages or threatens to damage the environment, natural resources or public health or safety, or is required by any law or public entity to be remediated, including remediation which such law or public entity requires in order for property to be put to any lawful purpose.

(g) “Waste Materials” means any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type whatsoever, including, without limitation: (A) any garbage, trash, refuse, paper, rubbish, ash, industrial or commercial or residential waste, demolition or construction wastes, abandoned vehicles or parts thereof, discarded home and industrial appliances, sewage, sewage sludge, manure, vegetable or animal solid and semisolid waste, and any other item intended to be or actually dumped, abandoned, discarded, treated, transformed, incinerated, disposed of or recycled; and (B) any “solid waste” as defined in the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., including any regulations promulgated thereunder, as any of the foregoing may be amended.

(h) The provisions of this Section 4.3 shall survive the Closing.

4.4 Intentionally Omitted.

4.5 Other Disclosures. Buyer also understands the following and will consider the effect and impact of the same on Buyer’s decision to purchase the Property: (a) that the Property may be reassessed for tax purposes as of the Closing and that a supplemental tax bill or bills may be issued after the Closing attributable to the transfer of title to the Property from Seller to Buyer or for other reasons, and such supplemental taxes may be a lien against all or a portion of the Property; (b) that in connection with the transfer of title to the Property from Seller to Buyer a Real Estate Excise Tax Affidavit may be required to be filed with the Assessor of the County in which the Property is located; and (c) that the Property may be affected by future development of surrounding areas or by changes in laws, including, without limitation land use laws and land use and other plans.

ARTICLE 5

Representations and Warranties

5.1 Seller’s Representations.

(a) The representations and warranties of Seller in this Section 5.1 are a material inducement for Buyer to enter into this Agreement. Buyer would not purchase the Property from Seller without such representations and warranties of Seller. Such representations and warranties shall survive the Closing for nine (9) months after the Closing Date, at which time such representations and warranties shall terminate.

(b) Seller makes the following representations and warranties to Buyer:

(i) Seller is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents or approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

(ii) As of the Agreement Date, except as disclosed to Buyer in writing, there is no pending litigation involving Seller and affecting the Property, nor to Seller’s actual knowledge, has any such litigation been threatened against Seller.

(iii) The Lease is the only lease or occupancy agreement with respect to the Property as of the Agreement Date. Seller has delivered a true, correct and complete copy of the Lease to Buyer. As of the Agreement Date, neither Seller nor, to Seller’s knowledge, the tenant under the Lease, is in default in its obligations under the Lease. Except as set forth on Exhibit E attached hereto, no brokerage or leasing commission, tenant improvement allowance (including the Allowance (as defined in the Lease)), free rent (including the Abated Rent (as defined in the Lease)), or other compensation will be due or payable with respect to the Lease after the Closing (the “Tenant Inducements”). Seller makes no representation or warranty with respect to any impact on the rights or remedies of Seller (as landlord) or tenant under the Lease or the Guaranty due to any governmental restriction (including governmental preemption in connection with a national emergency or a governmental warning, advisory, travel restrictions, or similar actions or pronouncements of governmental authorities), or a mandated shutdown of work by an applicable governing body (including governmental authorities and local unions) due to a public health emergency (including epidemics, pandemics, famine, disease, plague, quarantine, and other health risk such as those declared or recognized by the Centers for Disease Control, the World Health Organization, national or state governments, or similar bodies) in connection with the COVID-19 pandemic (collectively referred to herein as the “COVID-19 Restrictions”). The Lease and the Guaranty are valid and in full force and effect as of the Agreement Date. Except as may be set forth in Schedule 1, to Seller’s knowledge, as of the Agreement Date there are no defaults or breaches under the Lease by any party thereto.

(iv) To Seller’s knowledge, as of the Agreement Date, Seller has not received any written notice from any governmental authority of any violation of any governmental requirements concerning the Property, which has not been remedied.

(v) Seller is not a “foreign person” as defined in section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

(vi) Seller has not dealt with any real estate broker or finder in connection with the sale of the Property to Buyer or this Agreement other than Jones Lang LaSalle (the “Broker”).

(vii) Neither Seller, nor any beneficial owner thereof: (i) is listed on the Specially designated Nationals and Blocked Persons Lists maintained by OFAC or (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(viii) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(ix) Seller does not employ any employees at the Property that Buyer shall be expected or required to employ following the Closing Date.

(x) Seller is not a party to any service contracts at the Property that cannot be terminated upon thirty (30) days’ written notice. All of said service contracts are listed on Schedule 2 attached hereto and by this reference incorporated herein. Seller has provided Buyer with true, correct and complete copies of all of the service contracts. As of the Agreement Date, Seller is not in default under any of the service contracts, and to the Seller’s current, actual knowledge, no other party to any service contract is in default thereunder.

(xi) Seller is not (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in §3(3) of ERISA, nor a plan as defined in §4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) a “governmental plan” as defined in §3(32) of ERISA, or (iii) a “party in interest,” as defined in §3(14) of ERISA, to a Plan, except with respect to plans, if any, maintained by Seller, nor do the assets of Seller constitute “plan assets ” of one or more of such Plans within the meaning of Department of Labor Regulations §2510.3-101. Seller is acting on its own behalf and not on account of or for the benefit of any Plan.

(c) For purposes of this Agreement and any document delivered at Closing, whenever the phrase “Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual current knowledge only of Brian Hecktman, and no others, without inquiry or investigation of any kind or nature and without imputation. In no event shall Buyer have any personal claim against the above named individuals in connection herewith and Buyer waives all claims which Buyer now has or may later acquire against such persons.

5.2 Buyer. The representations and warranties of Buyer in this Section 5.2 are a material inducement for Seller to enter into this Agreement. Seller would not sell the Property to Buyer without such representations and warranties of Buyer. Such representations and warranties shall survive the Closing for six (6) months after the Closing Date, at which time such representations and warranties shall terminate. Buyer represents and warrants to Seller as of the Agreement Date as follows:

(a) This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) If Buyer is an entity, Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and is qualified to do business in the state in which the Property is located. If Buyer is an entity, this Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(d) Neither Buyer, nor any beneficial owner thereof: (i) is listed on the Specially designated Nationals and Blocked Persons Lists maintained by OFAC or (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(e) Buyer has not dealt with any real estate broker or finder in connection with the purchase of the Property from Seller or this Agreement other than Broker.

ARTICLE 6

Covenants

6.1 Covenants. Seller and Buyer covenants and agree as follows:

(a) Buyer shall indemnify Seller for any claim by any real estate broker or finder, other than Broker, purporting to have represented Buyer in connection with the purchase of the Property from Seller or this Agreement.

(b) Seller shall indemnify Buyer for any claim by any real estate broker or finder purporting to have represented Seller in connection with the sale of the Property to Buyer or this Agreement.

(c) Between the Agreement Date through the Closing Date, Seller shall not (i) amend the Lease or (ii) deliver any written notice to the tenant under the Lease regarding restoration requirements for the tenant’s improvements without first obtaining Buyer’s approval, which approval may be withheld in Buyer’s sole and absolute discretion. Buyer’s failure to deliver its approval or disapproval within five (5) business days after Seller’s request shall be deemed Buyer’s disapproval with respect to the lease amendment. A lease amendment that Buyer has expressly approved hereunder in accordance with the terms of this Section 6.1(b) shall be referred to herein as an “Approved Lease Change” and shall be included in the term “Lease” for purposes of this Agreement from and after the execution of such Approved Lease Change. Buyer shall pay all costs associated with any Approved Lease Change, including, but not limited to, tenant improvement costs and leasing commissions, whether such amounts are payable before or after Closing.

(d) Buyer and Seller acknowledge and agree that Tenant is solely responsible for all maintenance at the Property. Between the Agreement Date and the Closing Date, Seller shall carry insurance for and perform repairs at the Property that are Seller’s responsibility as landlord under the Lease (collectively, the “Maintenance Duties”), except to the extent such Maintenance Duties are prevented by any COVID-19 Restrictions. Notwithstanding the above, Seller’s Maintenance Duties shall specifically exclude the obligation: (i) to repair or correct normal wear and tear or deferred maintenance, or (ii) to expend more than $5,000 with respect to Maintenance Duties in the aggregate unless (A) the same is necessary to protect the health or safety of the occupants of the Property from imminent danger, (B) the failure to perform such Maintenance Duties would result in a material violation of applicable law if not performed prior to the Closing Date or (c) if such is required by the Lease.

(e) Seller shall deliver at Closing notices of termination of any service contracts for the Property to which Seller is a party (but expressly excluding any service contracts entered into directly by Tenant), and shall terminate, as of the Closing Date, all existing brokerage, leasing, management and listing agreements with respect to the Property.

6.2 Casualty Damage. Seller shall give notice (a “Casualty Notice”) to Buyer reasonably promptly after the occurrence of any damage to the improvements on the Property by any casualty, which Casualty Notice shall include Seller’s reasonable estimate of the costs or repair and restoration and the time to complete such repair and restoration, whether or not the loss is insured, and, if such loss is uninsured, whether Seller is willing to provide Buyer with a credit against the Purchase Price in the amount of such uninsured loss. If, before the Closing Date, the improvements on the Property are damaged by any casualty and such casualty constitutes a Material Loss (hereinafter defined), Buyer shall have the right, by giving notice to Seller within ten (10) days after Buyer’s receipt of a copy of the Casualty Notice or, if applicable, the Buyer Casualty Termination Notice (hereinafter defined) (the “Buyer Casualty Exercise Period”), to terminate this Agreement, in which event this Agreement shall terminate. If necessary, the Closing Date shall be postponed until the date that is five (5) business days following the later of (i) the expiration of the time period provided to Tenant for delivery of its Tenant Casualty Termination Notice to Seller pursuant to Article 11 of the Lease, or (ii) the expiration of the Buyer Casualty Exercise Period. If, before the Closing Date, the Property is damaged by a casualty that does not result in a termination of this Agreement pursuant to the preceding sentences, then the insurance proceeds (or, if not theretofore received, the right to receive such proceeds), if any, payable on account of the damage, exclusive of any proceeds of any business interruption or rent continuation insurance in respect of Seller’s period of ownership, shall be transferred to Buyer, and the amount of any applicable insurance deductible (not to exceed the repair cost as reasonably determined by Seller) shall be a credit to

Buyer against the Purchase Price. In the event of any uninsured loss on account of a casualty hereunder, Seller may elect to provide Buyer with a credit against the Purchase Price in the amount of such loss; provided, however, that if Seller does not so elect to provide said credit, then Buyer may terminate this Agreement by delivery of written notice to Seller within ten (10) days after Buyer’s receipt of a copy of the Casualty Notice, in which event Buyer shall receive a refund of the Deposit.

6.3 Eminent Domain. Seller shall give notice (a “Condemnation Notice”) to Buyer reasonably promptly after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. If, before the Closing Date, Seller provides Buyer with a Condemnation Notice stating proceedings are commenced for the taking by exercise of the power of eminent domain and such proceedings constitute a Material Loss. Buyer shall have the right, by giving notice to Seller within ten (10) days after Buyer’s receipt of a copy of the Condemnation Notice or, if applicable, the Tenant Condemnation Termination Notice (hereinafter defined) (the “Buyer Condemnation Exercise Period”), to terminate this Agreement, in which event this Agreement shall terminate. If necessary, the Closing Date shall be postponed until the date that is five (5) business days following the later of (i) the expiration of the time period provided to Tenant for delivery of its Tenant Condemnation Termination Notice to Seller pursuant to Article 21 of the Lease, or (ii) the expiration of the Buyer Condemnation Exercise Period. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain but Tenant does not deliver a Tenant Condemnation Termination Notice, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Buyer.

As used herein, the term “Material Loss” shall mean (a) any damage or destruction that costs more than five percent (5%) of the Purchase Price to repair, based on an estimate by a contractor reasonably acceptable to Buyer and Seller, (b) Tenant delivers notice to Seller exercising its right to terminate the Lease pursuant to Article 11 of the Lease (the “Tenant Casualty Termination Notice”), (c) Tenant delivers written notice to Seller exercising its right to terminate the Lease pursuant to Article 21 of the Lease (the “Tenant Condemnation Termination Notice”), (d) the permanent loss of any access to the Property due to a condemnation pursuant to Section 6.3 above, or (e) an event that causes any portion of the Property to fall out of compliance with local zoning laws, provided that such condition cannot be remedied at no material out-of-pocket cost or expense, and that a waiver is not otherwise applicable (e.g., that the condition is legal non-conforming).

ARTICLE 7

Conditions Precedent

7.1 Seller. Seller’s obligation to transfer the Property to Buyer and to consummate the transactions contemplated herein by taking the other actions required of Seller at the Closing are subject to satisfaction of all of the conditions set forth in this Section 7.1. Seller may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. No such waiver shall constitute a waiver by Seller of any of its rights or remedies if Buyer defaults in the performance of any covenant or agreement to be performed by Buyer under this Agreement or if Buyer breaches any representation or warranty made by Buyer in Section 5.2 hereof. If any condition set forth in this Section 7.1 is not fully satisfied or waived in writing by Seller prior to the Closing and the failure of such condition is not caused by the default of Seller, then Seller shall have the right to terminate this Agreement upon written notice delivered to Buyer and the Title Company on or before the Closing, but without releasing Buyer from liability if Buyer defaults in the performance of any such covenant or agreement to be performed by Buyer or if Buyer breaches any such representation or warranty made by Buyer before such termination.

(a) On the Closing Date, Buyer shall not be in default in the performance of any material covenant to be performed by Buyer under this Agreement.

(b) Buyer shall have made all deliveries required to be made by Buyer at Closing pursuant to this Agreement.

7.2 Buyer. The obligations of Buyer to purchase the Property from Seller and to consummate the transactions contemplated herein by taking the other actions required of the Buyer at Closing are subject to satisfaction of all of the conditions set forth in this Section 7.2. Buyer may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. If any condition set forth in this Section 7.2 is not fully satisfied or waived in writing by Buyer prior to the applicable date set forth below and the failure of such condition is not caused by the default of Buyer, then Buyer shall have the right to terminate this Agreement upon written notice delivered to Seller and the Title Company, but without releasing Seller from liability (if any) if Seller defaults in the performance of any such covenant or agreement to be performed by Seller or if Seller breaches any such representation or warranty made by Seller before such termination.

(a) On the Closing Date, the Title Company shall be prepared to issue to Buyer an ALTA Standard Coverage Policy of title insurance, with liability equal to the Purchase Price for the Property, insuring Buyer that fee title to the Property is vested in Buyer subject only to the Permitted Exceptions (the “Title Policy”).

(b) On the Closing Date, Seller shall have made all deliveries required to be made by Seller at Closing pursuant to this Agreement.

(c) As of the Closing Date, there shall be no pending litigation involving Seller and affecting the Property that would adversely affect the Property or Buyer following the Closing.

(d) Estoppel.

(i) Buyer shall have received a tenant estoppel certificate dated no earlier than forty-five (45) days prior to the Scheduled Closing Date in the form of Exhibit D attached hereto (the “Tenant Estoppel Certificate”) from Tenant. In the event Seller is unable to obtain the Tenant Estoppel Certificate by two (2) days before the Closing Date (subject to Seller’s right below to extend the Closing Date) (the “Estoppel Deadline Date”), Buyer shall elect to either (i) terminate this Agreement (which election must be made in a written notice given to Seller within two (2) business days following the Estoppel Deadline Date) or (ii) waive such condition and proceed to the Closing; and, if Buyer fails to deliver written notice on or before the Closing Date of either of the foregoing elections, Buyer shall be deemed to have elected (ii) above. To the extent that the Tenant Estoppel Certificate executed by Tenant is a Non-Complying Tenant Estoppel Certificate (as defined in the following sentence), Buyer shall have three (3) business days after receipt of the Non-Complying Tenant Estoppel Certificate to approve or disapprove the Tenant Estoppel Certificate so received (and the failure to timely do so shall constitute approval thereof by Buyer and satisfaction of the condition in this Section 7.2(e) with respect to any such tenant(s)). A “Non-Complying Tenant Estoppel Certificate” means a Tenant Estoppel Certificate that contains an exception that was not disclosed to Buyer (whether in the Lease, this Agreement or any other document delivered to Buyer) prior to the end of the Property Approval Period that (1) discloses material adverse economic terms of the Lease, (b) alleges a default of Seller (as landlord) under the Lease, or (3) discloses a dispute between the landlord and Tenant in connection with the Lease or a default by Tenant. Upon receipt of the Tenant Estoppel Certificate by Buyer, any of Seller’s representations made herein applicable to the Lease shall be qualified to the information contained in the Tenant Estoppel Certificate.

(ii) If, despite the use of commercially reasonable efforts, Seller is unable to obtain the Tenant Estoppel Certificate, the same shall not be considered a default on the part of Seller, but rather a failure of a condition precedent to Closing; provided, however, notwithstanding the foregoing, if Seller has not satisfied the condition in this Section 7.2(d) by the Estoppel Deadline Date, Seller or Buyer shall have the right, but not the obligation, to extend the Estoppel Deadline Date for up to thirty (30) days in order to provide Seller with additional time to obtain the Tenant Estoppel Certificate to satisfy the condition in this Section 7.2(d) by delivering written notice to the other party prior to 5:00 p.m. Pacific Time on the Estoppel Deadline Date exercising such extension right. To the extent of such extension, the Closing Date shall also be extended to be the date which is three (3) business days following the extended Estoppel Deadline Date.

(iii) The Lease and the Guaranty shall be valid and in full force and effect as of the Closing Date.

ARTICLE 8

Closing

8.1 Procedure. Seller and Buyer shall cause the following to occur at the Closing on the Closing Date, as more particularly described in Addendum A attached hereto:

(a) The Deed for the Property, duly executed and acknowledged by Seller, shall be recorded in the Official Records of the county in which the Property is located.

(b) Seller shall date as of the Closing Date, execute and deliver to Buyer (i) one (1) original of a Certificate of Nonforeign Status in the form prepared by the Title Company and (ii) one (1) original of a Bill of Sale, Assignment of Lease, and Other Intangible Property (the “Assignment”) in the form of Exhibit C attached hereto.

(c) Buyer shall date as of the Closing Date, execute and deliver to Seller, the Assignment.

(d) Seller shall execute a Washington State real estate excise tax affidavit, as required by Chapter 82.45 of the Revised Code of Washington (the “Real estate Excise Tax Affidavit”).

(e) On or before one (1) business day prior to the Closing Date, Buyer shall deposit with the Title Company Current Funds in the amount of the Purchase Price (less the Deposit, which will also be paid to Seller) in accordance with Section 2.1 hereof, plus Buyer’s share of expenses and prorations as described in this Agreement.

8.2 Possession. Subject to the Permitted Exceptions, Seller shall transfer possession of the Property to Buyer on the Closing Date. Promptly following the Closing Date, Buyer shall deliver to each Tenant a notice acknowledging Buyer’s receipt and responsibility for Tenant’s security deposit, if any, all in compliance with and pursuant to the applicable provisions of Washington law. The provisions of this paragraph shall survive Closing.

8.3 Closing Costs. Closing costs shall be allocated as provided below (and, if not specifically provided below, any item of closing costs shall be paid according to the custom and practice of the county in which the Real Property is located).

(a)	State of Washington and local real estate excise and transfer taxes: Seller

(b)	Premium for Standard Coverage portion of the Title Policy: Seller

(c)	Escrow fee charged by the Title Company: 50% Buyer, 50% Seller

(d)	Recording fees for the Deed: Buyer

(e)	Premium for Extended Coverage for the Title Policy and any endorsements to the Title Policy: Buyer.

8.4 Prorations.

(a) At the Closing on the Closing Date, the collected rents under the Lease, the current installment of real property taxes and assessments levied against the Property, current utilities, and other current income or operating and maintenance expenses of the Property shall be prorated between Seller and Buyer as of the Closing Date on the basis of a thirty (30)-day month. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays and that are not paid by Tenant directly, and any other costs incurred in the ordinary course of business or the management and operation of the Property not so paid by Tenant, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date and Buyer shall pay all such expenses accruing on the Closing Date and thereafter. Seller and Buyer shall obtain billings and meter readings as of the Closing Date to aid in such prorations.

(b) If the Closing shall occur before rents and all other amounts payable by Tenant under the Lease (including operating expense and tax reimbursements) and all other income from the Property have been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income, actually received by Seller as of the Closing Date. There shall be no proration of any rents or other income not actually received by Seller as of the Closing Date. Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by Tenant under the Lease (collectively, the “Tenant Charges“) on an estimated basis, then the Tenant Charges shall be reconciled against actual charges and expenses as of and at the Closing, to the extent then possible, and Seller shall provide a proposed reconciliation for Buyer’s approval. Seller shall have a period of ninety (90) days following the actual Closing Date to provide Buyer with a final reconciliation of Tenant Charges. If the final reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer, together with the delivery of the final reconciliation of the Tenant Charges. If the final reconciliation shows that Buyer owes Seller additional sums, Buyer shall pay such amount to Seller within ten (10) days after Buyer’s receipt of the final reconciliation. Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the final reconciliation thereof, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively presumed to be accurate. After the final reconciliation of Tenant Charges is made by and between the parties, Buyer shall be solely liable and responsible to Tenant under the Lease for such reconciliation of Tenant Charges under the Lease. The foregoing covenants made by the parties with respect to the final reconciliation of the Tenant Charges shall survive the Closing.

(c) Subsequent to the Closing, if any rents and other income are received by Buyer or Seller, all such amounts shall be applied in the following order: (i) first to rent due for the month in which Closing occurs, (ii) next, to rent due for the month following the month in which Closing occurs, and (iii) the balance to delinquent rent relating to the period prior to the month in which Closing occurs. For six (6) months following the Closing Date, Buyer agrees to collect on behalf of the Seller all rents and other charges which became due prior to the Closing but which Seller will not have collected as of the Closing Date, and promptly remit same to Seller; in the event that Buyer is not successful in collecting such amounts on Seller’s behalf, Seller may thereafter attempt to collect same from the Tenant, provided that Seller may not sue the Tenant for eviction. Any such rentals due to Seller shall be paid by Buyer to Seller within ten (10) days following Buyer’s receipt thereof. If, subsequent to the Closing, any such rents and other income payable to Buyer, as provided above, are received by Seller, Seller shall remit Buyer’s prorata share thereof, calculated as aforesaid, to Buyer. Following the Closing, Buyer agrees to provide Seller with access to Buyer’s books, records and accounts relating to the operation of the Property in order that Seller may verify compliance with the preceding terms and provisions of this Section 8.4. At Closing, (i) Seller shall buy out from the Tenant the unapplied portion, as of the Closing Date, of the Abated Rent (as such term is defined in the Basic Lease Information section of the Lease), and (ii) Buyer shall receive a credit against the Purchase Price in an amount equal to the undisbursed portion, as of the Closing Date, of the Allowance (as such term is defined in Section 3(a) of Exhibit B to the Lease) (the “Undisbursed Allowance”), and (iii) Seller shall provide Buyer with evidence in form and substance reasonably satisfactory to Buyer which evidences the amounts set forth in the foregoing clauses (i) and (ii) (which may be in the form of a written certification from the Tenant to Buyer, or other evidence reasonably approved by Buyer). At Buyer’s option, in lieu of a credit against the Purchase Price in an amount equal to the Undisbursed Allowance, the Purchase Price shall be reduced by an amount equal to the Undisbursed Allowance, in which event Buyer shall not receive the credit set forth in clause (ii) above.

(d) The proration of real property taxes and assessments at Closing under this Section 8.4 shall be final. Notwithstanding the foregoing, Seller shall be entitled to the benefit of any reduction or refund of taxes attributable to periods on or before the Closing Date, regardless of the party initiating any appeal or contest of such taxes and regardless of when such reduction or refund is credited or paid by the taxing authorities; provided, however, that any such reduction or refund shall be net of any expenses incurred by Buyer or its successors in interest in obtaining such reduction or refund. Buyer shall be deemed to be the owner of the Real Property as of the date of Closing for purposes of prorations.

(e) Any security deposit held by Seller under the Lease on the Closing Date shall be credited to Buyer and charged to Seller at the Closing.

(f) Seller agrees to pay or discharge at or prior to Closing all brokerage commissions and costs of tenant improvements (collectively, “Leasing Costs”) that are due and payable before the Closing Date; provided, however, that Seller shall have no obligation to pay, and as of the Closing, Buyer shall assume the obligation to pay (i) all Leasing Costs payable with respect to any option to renew or option to expand that is exercised on or after the Closing Date and (ii) all Leasing Costs incurred with respect to an Approved Lease Change, which obligation shall survive the Closing. If prior to the Closing, Seller has paid any of the Leasing Costs which Buyer is obligated to pay pursuant to subsections (i) or (ii) immediately above, then at Closing Buyer shall reimburse Seller through Escrow for such costs so paid by Seller.

(g) If permitted by the applicable utility providers, utilities shall be canceled by Seller and reestablished in Buyer’s name on the Closing Date; otherwise, utilities shall be prorated between Seller and Buyer at Closing, with such proration to be readjusted at such time as final utility bills become available. Seller shall be entitled to receive refunds for any and all deposits which Seller has made with utility companies, and Buyer shall replace such deposits at Closing.

(h) This Section 8.4 will survive the Closing.

8.5 Seller’s Default.

(a) If, prior to the Closing, Buyer or Seller should learn, discover or become aware that a representation or warranty of Seller set forth herein is incorrect or untrue in any material respect (except to the extent due to any COVID-19 Restrictions) or of any material breach of a covenant by Seller hereunder (collectively, a “Seller Breach”), then the party who has learned, discovered or become aware of such Seller Breach shall promptly give written notice thereof to the other party. Buyer shall, within five (5) days of becoming aware of any Seller Breach, have the right to object to such Seller Breach by written notice to Seller (a “Buyer Notice of Default”), which Buyer Notice of Default shall include a description of the Seller Breach and Buyer’s opinion of the reasonable steps necessary to cure such Seller Breach (and the Closing Date shall be extended as necessary to provide Buyer such five (5) day notice period and to provide Seller a five (5)-day response period as provided below). If Buyer timely sends a Buyer Notice of Default with respect to a Seller Breach, then Seller may, within five (5) days after receipt of such Buyer Notice of Default, elect in writing to remedy such Seller Breach, and Seller may extend the Closing up to thirty (30) days to complete such remedy if necessary, provided, however in the event that Seller is prevented from curing such Seller Breach due to any COVID-19 Restrictions, then Seller shall have the right to extend Closing to the date that is thirty (30) days after the applicable COVID-19 Restrictions shall have ceased. If Seller does not elect to remedy such Seller Breach within such five (5) days after receipt of the Buyer Notice of Default, then Buyer may, within five (5) days after the expiration of such five (5) day period, as its sole and exclusive remedy, elect in writing to either (i) terminate this Agreement as more particularly provided in Section 8.5(b) below or (ii) proceed with the Closing. If Buyer fails to timely send a Buyer Notice of Default within five (5) days of becoming aware of any Seller Breach, or Buyer otherwise elects to proceed with the Closing despite being aware of any such Seller Breach, or Seller remedies the Seller Breach, then Seller’s representation and warranties herein shall be qualified by such Seller Breach, Seller shall have no obligation to Buyer for such Seller Breach or any further obligations to cure such Seller Breach, and the Closing shall proceed as scheduled with no offset or deduction from the Purchase Price. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that there will be no notice or cure period as provided herein in the event Seller fails to timely close as required by this Agreement.

(b) IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S MATERIAL DEFAULT HEREUNDER, THEN NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, BUYER SHALL BE ENTITLED, AS ITS SOLE REMEDY AT LAW OR IN EQUITY, EITHER (A) TO TERMINATE THIS AGREEMENT AS PROVIDED IN SECTION 8.5(A) ABOVE AND RECEIVE THE RETURN OF THE DEPOSIT AND RECOVER FROM SELLER A REIMBURSEMENT OF BUYER’S ACTUAL OUT OF POCKET COSTS INCURRED WITH RESPECT TO THIS TRANSACTION NOT TO EXCEED AN AGGREGATE OF $100,000 (“BUYER’S OUT OF POCKET COSTS”) FOR ALL CLAIMS TIMELY ASSERTED AGAINST SELLER UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (B) IF SUCH TERMINATION IS DUE TO SELLER’S FAILURE TO DELIVER THE DEED AT CLOSING OR OTHERWISE CONSUMMATE THE SALE FO THE PROPERTY TO BUYER, TO ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. BUYER SHALL BE DEEMED TO HAVE ELECTED TO TERMINATE THIS AGREEMENT AND RECEIVE BACK THE DEPOSIT AND BUYER’S OUT OF POCKET COSTS IF BUYER FAILS TO FILE SUIT FOR SPECIFIC PERFORMANCE AGAINST SELLER IN A COURT OF COMPETENT JURISDICTION, ON OR BEFORE THE DATE WHICH IS THIRTY (30) DAYS FOLLOWING THE DATE UPON WHICH CLOSING WAS TO HAVE OCCURRED. AS A MATERIAL CONSIDERATION FOR SELLER ENTERING INTO THIS AGREEMENT, BUYER EXPRESSLY WAIVES FOR ANY DEFAULT BY SELLER (A) ANY RIGHT UNDER STATE OR FEDERAL STATUTE, OR AT COMMON LAW OR OTHERWISE TO RECORD OR FILE A LIS PENDENS OR A NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ALL OR ANY PORTION OF THE PROPERTY UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY, (B) ANY RIGHT TO SEEK DAMAGES IN THE EVENT OF SELLER’S DEFAULT HEREUNDER, AND (C) ITS RIGHT TO BRING ANY ACTION THAT WOULD IN ANY WAY AFFECT TITLE TO OR RIGHT OF POSSESSION OF ALL OR ANY PORTION OF THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT PRIOR TO THE CLOSING, BUYER SHALL NOT HAVE ANY RIGHT, TITLE OR INTEREST IN AND TO THE PROPERTY OR ANY PORTION THEREOF UNLESS AND UNTIL BUYER HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY. WITHOUT LIMITATION OF THE FOREGOING, THE DEPOSIT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES PURSUANT TO SECTION 64.04.005 OF THE REVISED CODE OF WASHINGTON. BUYER HEREBY EVIDENCES ITS SPECIFIC AGREEMENT TO THE TERMS OF THIS WAIVER BY PLACING ITS SIGNATURE OR INITIALS IN THE SPACE PROVIDED HEREINAFTER.

SELLER’S INITIALS: /s/ BH BUYER’S INITIALS: /s/ JG

(c) Notwithstanding anything contained herein to the contrary, in no event shall Buyer have any right to bring any suit, action, claim or proceeding against Seller with respect to this Agreement if the amount in controversy does not exceed $15,000 in the aggregate (after which liability shall commence at $0.01 such that the floor does not act as a deductible). In the event that the sale of the Property to Buyer is consummated, then Seller’s aggregate liability with respect to any breach by Seller of the representations and/or warranties of Seller contained in this Agreement or any other document executed and delivered in connection herewith shall not exceed one percent (1%) of the Purchase Price (the “Seller Liability Cap”). Any action, suit or proceeding brought by Buyer against Seller arising from or related to this Agreement must be commenced and served, if at all, on or before the date which is nine (9) months after the Closing Date (the “Outside Date”). Subject to the limits of this Section 8.5, the obligations of Seller are intended to be binding only on the Seller’s interest in the Property (in the event this Agreement is terminated) or Seller’s net proceeds from the sale of the Property (if the Closing occurs) and the obligations of Seller shall not be personally binding upon, nor shall any claim or action be asserted or filed against, nor any resort be had to, the private properties of any of its members, partners, trustees, officers, directors or shareholders, or the general partners, trustees, beneficiaries, managers, officers, directors or shareholders thereof, or any employees or agents of Seller. Seller shall maintain a tangible net worth of not less than the amount of the Seller Liability Cap through the later to occur of: (i) the Outside Date or (ii) the final resolution (including any applicable appeals) of any action, suit or proceeding brought by Buyer against Seller arising from or related to this Agreement which was brought on or prior to the Outside Date.

(d) This Section 8.5 shall survive the Closing.

ARTICLE 9

General

9.1 Notices. All notices and other communications under this Agreement (including all required approvals and consents) shall be properly given only if made in writing and (a) mailed by certified mail, return receipt requested, postage prepaid, (b) personally delivered by messenger, (c) delivered by nationally recognized overnight courier, or (d) sent via email, to the party at the address set forth in this Section 9.1 or such other address as such party may designate by notice to the other party. Such notices and other communications shall be effective on the date of receipt (evidenced by the certified mail receipt) if mailed or on the date of such delivery if delivered by messenger, courier or email (as evidenced by a delivery receipt for such email). If any such notice or other communication is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such notice or other communication shall be effective on the date delivery is attempted. Any notice or other communication under this Agreement may be given on behalf of a party by the attorney for such party.

(a) The address of Seller is c/o Graymark Capital, 180 Sutter Street, Suite 400, San Francisco, California 94104, Attn: Brian Hecktman, Email: bhecktman@graymarkcapital.com; with a copy to: Allen Matkins Leck Gamble Mallory & Natsis LLP, Three Embarcadero Center, 12th Floor, San Francisco, California 94111, Attn: Mark Mengelberg, email: mmengelberg@allenmatkins.com; and a copy to Blue Vista Capital Management, LLC, 353 North Clark Street, Suite 730, Chicago, Illinois 60654, Attn: Marcia Matalon May, email: mmay@bluevistallc.com.

(b) The address of Buyer is Invesco Advisers, Inc., 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, Attn: Jason Geer, Email: Jason.geer@invesco.com; with a copy to: Greenberg Traurig, P.A., 333 S.E. 2nd Avenue, Suite 4400, Miami, Florida 33131, Attn: Danielle Gonzalez, Esq., Email: gonzalezda@gtlaw.com.

9.2 Attorneys’ Fees. If there is any legal action or proceeding between Seller and Buyer arising from or based on this Agreement (including an arbitration pursuant to Section 9.8 below), the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

9.4 Construction. Seller and Buyer acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any document executed and delivered by either party in connection with the transactions contemplated by this Agreement. The captions in this Agreement are for convenience of reference only and shall not be used to interpret this Agreement.

9.5 Further Assurances. From and after the Agreement Date, Seller and Buyer agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with this Agreement.

9.6 Partial Invalidity. If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision.

9.7 Waivers. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.

9.8 Arbitration of Disputes. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the City and County of San Francisco, California, before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures; provided, however, if the amount in controversy is not likely to be more than the amount of the Deposit, such matter shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY WASHINGTON LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF WASHINGTON LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

/s/ JG	/s/ BH
BUYER’S INITIALS	SELLER’S INITIALS

9.9 Confidentiality and Return of Documents. Buyer shall maintain as confidential the terms of this transaction and any and all information obtained by Buyer about the Seller or about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Seller shall maintain as confidential the terms of this transaction and any and all information obtained by Seller about the Buyer, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer or Seller will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller or Buyer, as applicable. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, investors, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event that the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all documents obtained by Buyer from Seller in connection with the purchase of the Property hereunder.

9.10 Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any press release or similar public statement with respect to this transaction or this Agreement (a “Press Release”) without the prior consent of the other, and (b) after the Closing, any Press Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed and such response shall be provided within two (2) business days after submission of a draft of the Press Release to the other party for review). Notwithstanding anything to the contrary herein, under no circumstances may either party issue a Press Release disclosing the identity of either party’s clients or the material transaction terms of this Agreement.

9.11 Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind. PURSUANT TO REVISED CODE OF WASHINGTON (“RCW”) CHAPTER 64.06, AS AMENDED BY CHAPTER 64, LAWS OF 2010, BUYER HEREBY WAIVES ITS RIGHT TO RECEIVE THE SELLER DISCLOSURE STATEMENT REFERRED TO THEREIN. THIS WAIVER DOES NOT EXTEND TO THE SECTION OF THE DISCLOSURE STATEMENT ENTITLED “ENVIRONMENTAL.”

Seller shall provide to Buyer with the “Environmental” section of the Seller Disclosure Statement within five (5) business days after the Effective Date and by executing this Agreement, Buyer waives its right to receive the balance of the completed Seller Disclosure Statement with respect to the Property.

Buyer further agrees that any information discovered by Buyer concerning the Property shall not obligate Seller to prepare and deliver to Buyer a revised or updated Seller Disclosure Statement. Buyer hereby waives any right to receive an updated or revised Seller Disclosure Statement, regardless of the source of any new information. Buyer further warrants that it is a sophisticated buyer who is familiar with the ownership and development of real estate projects similar to the Property and Buyer has or will have adequate opportunity to complete such independent inspections of the Property it deems necessary, and will acquire the Property solely on the basis of and in reliance upon such examinations and not on any information provided in any Seller Disclosure Statement or otherwise provided or to be provided by Seller (other than as expressly provided in the Agreement or in the Deed).

BUYER HEREBY WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, THE RIGHT TO RESCIND THIS AGREEMENT PURSUANT TO ANY PROVISION OF RCW 64.06, AS AMENDED BY CHAPTER 64, LAWS OF 2010. IT IS THE INTENT OF BUYER THAT ANY SELLER DISCLOSURE STATEMENT PROVIDED BY SELLER WILL NOT BE RELIED UPON BY BUYER, AND SHALL GIVE BUYER NO RIGHTS WITH RESPECT TO SELLER OR UNDER THIS AGREEMENT. THIS WAIVER OF THE RIGHT TO RESCIND APPLIES TO THE SELLER DISCLOSURE STATEMENT PROVIDED TO BUYER DURING THE REVIEW PERIOD AND APPLIES PROSPECTIVELY TO ANY UPDATED OR REVISED SELLER DISCLOSURE STATEMENTS THAT MAY BE PROVIDED BY SELLER TO BUYER.

9.12 Miscellaneous. The Addendum and Exhibits attached to this Agreement are made a part of this Agreement. Neither Seller nor Buyer shall make any public announcement of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other, unless any such announcement is reasonably necessary to comply with applicable law. Except with respect to an assignment to a qualified intermediary in connection with a 1031 exchange and except for an assignment or transfer of this Agreement by Buyer to an Affiliate (as hereinafter defined) of Buyer (which assignment or transfer may be made by Buyer without Seller’s consent, but with at least five (5) days’ prior notice), Buyer shall not assign or transfer this Agreement, or any interest in or part of this Agreement, without the prior consent of Seller, which consent may be withheld in Seller’s sole discretion. No such assignment or transfer shall release Buyer from any obligation or liability under this Agreement. “Affiliate” shall mean an entity which is controlled by, under common control with, or controls Buyer. Subject to the foregoing, this Agreement shall benefit and bind Seller and Buyer and their respective personal representatives, heirs, successors and assigns. Time is of the essence of this Agreement. Buyer shall reasonably cooperate, at no cost to Buyer, with any 1031 exchange of the Property in which Seller engages. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement. The parties hereto and their respective successors and assigns are hereby authorized to rely upon the signatures of each person and entity on this Agreement which are delivered by facsimile or email transmission in portable document format (.pdf) or other electronic imaging as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with original ink signatures of each person and entity. This Agreement may not be amended or modified except by a written agreement signed by Seller and Buyer. This Agreement constitutes the entire and integrated agreement between Seller and Buyer relating to the purchase and sale of the Property and supersedes all prior agreements, understandings, offers and negotiations, oral or written, with respect to the sale of the Property.

9.13 Audit Information. Buyer has advised Seller that Buyer must comply with Securities and Exchange Commission Regulations S-X (17 C.F.R. § Part 210) (“Regulation SX”), including, but not limited to, Item 3-14, which requires Buyer to cause to be prepared three (3) years of audited income statements for the Property. Seller shall provide Buyer, at either no cost or nominal cost to Seller, any reasonable financial information, financial statements and supporting documentation in Seller’s possession or under Seller’s control as are reasonably necessary for Buyer’s auditors to prepare such audited income statements in compliance with Regulation S-X; provided that Buyer acknowledges that Seller has not owned the Property for three (3) years, and as a result the financial information provided by Seller pursuant to this Section 9.13 will only cover the period of Seller’s ownership of the Property. The provisions of this Section 9.13 shall survive the Closing.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first hereinabove written.

“SELLER”

REDMOND CREATIVE, LLC,
a Delaware limited liability company

By:	BV/Graymark Redmond, LLC,
a Delaware limited liability company,
its Sole Member

	By:	Graymark Redmond, LLC,
a Delaware limited liability company,
its Operating Member

		By:	Graymark Capital, Inc.,
a California corporation,
its Manager

			By:	/s/ Brian Hecktman
Name: Brian Hecktman
Title: Authorized Signatory

“BUYER”

INVESCO ADVISERS, INC.,
a Delaware corporation

By:	/s/ Jason W. Geer
Name: Jason W. Geer
Title: Assistant Vice President

“TITLE COMPANY”

The Title Company is executing this Agreement solely to evidence its agreement to hold the Deposit in accordance with the terms and conditions of this Agreement and to consummate the purchase and sale of the Property as escrow agent for Buyer and Seller pursuant to the terms of Addendum A attached hereto.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Carol Herrera
Name: Carol Herrera
Title: Escrow Officer

ADDENDUM A

ESCROW AND CLOSING INSTRUCTIONS

A.1. Closing Deliveries

A.1.1. Seller’s Deliveries. On or before one (1) business day prior to the Closing Date, Seller shall deliver to the Title Company the following original documents, each duly executed and, if required, acknowledged on behalf of Seller:

(a) One (1) original of the Deed conveying the Property to Buyer subject only to the Permitted Exceptions;

(b) Two (2) counterpart originals of the Assignment;

(c) One (1) original of the Real Estate Excise Tax Affidavit;

(d) One (1) original of a Certificate of Nonforeign Status (the “FIRPTA”) in the form typically used by the Title Company as well as any necessary Washington withholding forms/certificates; and

(e) One (1) original of an owner’s affidavit and any gap indemnity in the forms typically used by the Title Company.

A.1.2. Buyer’s Deliveries. On or before one (1) business day prior to the Closing Date, Buyer shall deliver to the Title Company:

(a) Immediately available funds in the amount equal to the sum of the Purchase Price, plus Buyer’s share of the costs and prorations calculated as set forth in Section A.2 below;

(b) Two (2) counterpart originals of the Assignment duly executed by Buyer; and

(c) One (1) original of the Real Estate Excise Tax Affidavit.

A.2. Costs and Prorations. Closing costs and prorations shall be made in accordance with Article 8 of this Agreement.

A.3. Closing Instructions. At such time as the conditions precedent to the Closing set forth in Article 7 of this Agreement have been satisfied or waived in accordance with said Article 7, the Title Company shall:

(a) Date, as of the Closing Date, all instruments calling for a date;

(b) Record the Deed in the Official Records of the Recorder’s Office;

(c) File the Real Estate Excise Tax Affidavit;

(d) Give Seller and Buyer telephonic notice that the close of the Escrow has occurred and obtain Seller’s instructions as to the manner in which the Purchase Price, less Seller’s share of prorations and costs as set forth in Article 8 of this Agreement (the “Net Proceeds”) shall be disbursed to Seller; and

(e) Deliver to Seller the Net Proceeds in the manner specified by Seller’s instructions given in response to the notice required by subparagraph (c) above.

A.4. Post-Closing Deliveries. After the Close of Escrow, the Title Company shall deliver the following:

A.4.1. To Buyer: (i) a conformed copy of the Deed, as recorded; (ii) one (1) fully executed original of the FIRPTA and the Assignment; (iii) the Title Policy; and (iv) plain copies of such other documents delivered into Escrow by Buyer and Seller to which Buyer would be, by custom and practice, entitled.

A.4.2. To Seller: (i) a conformed copy of the Deed, as recorded; (ii) one (1) fully executed original of the Assignment; and (iii) plain copies of such other documents delivered into Escrow by Buyer and Seller to which Buyer would be, by custom and practice, entitled.

SCHEDULE 1

SCHEDULE OF DUE DILIGENCE DOCUMENTS

JLL_9805Willows_Flyer.pdf
JLL_9805Willows_OM.pdf
JLL __ 9805 Willows 2020 OM.avux
Replacement Cost Analysis - 9805 Willows.xlsx
9805 Willows Insurance Reinstatement Notice.pdf
AR Aging 1120.pdf
9805 WILLOW RD FLOOR 1.dwg
9805 WILLOW RD FLOOR 2.dwg
9805 WILLOW RD FLOOR 3.dwg
CC&Rs - 1998 - Amendment 1.pdf
CC&Rs - 1998 - Amendment 2.pdf
CC&Rs - 1998.pdf
Purchase_Agreement.docx
Graymark 9805 Willows Redmond Lease with Facebook - Fully Executed.pdf
SF- 1144993-v1-Graymark_ Redmond _-_Facebook_-_Notice_re_Delivery_Date.pdf
9805 Willows FY 2019 Operating Statement.pdf
9805 Willows YTD Oct 2020 Operating Statement.pdf
FY 2018 Financials (Prior Owner).pdf
Trailing 12 Month Actuals.pdf
9805 Willows_Property Tax Bill Summary.pdf
Redmond Creative 2020 RE Taxes.pdf
FB 2020 CAM Est back up.pdf
20200731 - FB SEA111_WILDSTAR - Exterior seating ideas.pdf
20200805 - FB SEA111_WILDSTAR - APPROVED TEST-FITS.pdf
20200918 - FB WILDSTAR - DESIGN UPDATE 14 (1).pdf
9805 Willows Rent Roll.pdf
Fully Executed - Redmond Creative KGIP Service Agreement (as Agent) Pacific Fire Security.pdf
Fully Executed - KGIP Service Agreement (as Agent) Northwest Security Services, Inc.pdf
Fully Executed - KGIP Service Agreement (as Agent) Prograss Inc.pdf
FULLY EXECUTED - Redmond Creative, ELTEC Service Agreement.pdf
KGIP repair summery.pdf
Roof Warranty.pdf
Site Plan exhibit.pdf
DD_DWGS_SEA111_2020.10.15.pdf
Facebook, Inc. - 10.09.20 - 10.09.21.pdf
Hines Interests Limited Partnership - 10.01.20 - 10.01.21.pdf
FB Form 10K_Q4 2019.pdf
FB Form 10Q_Q3 2020.pdf
FB-Downloadable-BS-Q3-2020.xlsx
FB-Downloadable-PL-Q3-2020.xlsx
ALTA SHEET 1.pdf
ALTA SHEET 2.pdf
ALTA SHEET 3.pdf
ALTA SHEET 4.pdf
9805 WILLOW RD - BOMA Gross 2010 (First Draft 1-29-15).pdf
397327 - ESA Redmond, WA-Final.pdf
1023303.pdf
PSE - Redmond Creative - Electric & Gas 1859.pdf

PSE - Redmond Creative - Gas 1826.pdf
City of Redmond - Stormwater.pdf
City of Redmond - Water & Sewer.pdf
Redmond Creative - Vendor COI.pdf

SCHEDULE 2

SCHEDULE OF SERVICE CONTRACTS

•	Landscape Maintenance (including irrigation) – Prograss Landscape

•	Fire Panel/Alarm Monitoring – Pacific Fire & Security

•	Security (roving patrol) – Northwest Security Systems

•	Elevator Maintenance & Monitoring – Eltec Systems

EXHIBIT A

REAL PROPERTY DESCRIPTION

PARCEL A:

LOT 4 OF WILLOWS COMMERCE PARK PHASE II & PHASE III BINDING SITE PLAN NO. BSP-98-002, RECORDED NOVEMBER 16, 1998 UNDER RECORDING NO. 9811161574, IN VOLUME 187 OF PLATS AT PAGES 1 THROUGH 9, INCLUSIVE, IN KING COUNTY, WASHINGTON.

PARCEL B:

EASEMENT RIGHTS AS CONTAINED IN RECIPROCAL DETENTION POND EASEMENT AGREEMENT RECORDED SEPTEMBER 24, 1996, UNDER KING COUNTY RECORDING NO. 9609240090, AND AS MODIFIED BY INSTRUMENTS RECORDED JULY 06, 1998 AND SEPTEMBER 24, 1999 RECORDED UNDER KING COUNTY RECORDING NOS. 9807060278 AND 990924001576.

PARCEL C:

EASEMENT RIGHTS AS CONTAINED IN DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS AND EASEMENTS FOR WILLOWS COMMERCE PARK PHASE II AND PHASE III RECORDED NOVEMBER 16, 1998 UNDER KING COUNTY RECORDING NO. 9811161575.

PARCEL D:

EASEMENT RIGHTS AS CONTAINED IN ENCROACHMENT EASEMENT AGREEMENT RECORDED APRIL 26, 1999 UNDER KING COUNTY RECORDING NO. 9904261026, SAID INSTRUMENT IS A RE-RECORD OF RECORDING NO. 9903302390, RECORDED MARCH 30, 1999.

PARCEL E:

EASEMENT RIGHTS AS CONTAINED IN FENCE ENCROACHMENT EASEMENT AGREEMENT RECORDED MAY 26, 2000 UNDER KING COUNTY RECORDING NO. 20000526000249.

PARCEL F:

EASEMENT RIGHTS AS CONTAINED IN RECIPROCAL ROCK WALL EASEMENT AGREEMENT RECORDED MAY 26, 2000 UNDER KING COUNTY RECORDING NO. 20000526000255.

APN: 943005-0040-08

EXHIBIT B

DEED

RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO AND
MAIL TAX STATEMENTS TO:

(Above Space For Recorder’s Use Only)

SPECIAL WARRANTY DEED

Grantor:	REDMOND CREATIVE, LLC

Grantee:

Abbrev. Legal Description:
Complete legal description on Exhibit A.

Assessor’s Tax Parcel ID#:	943005-0040-08

For the consideration of Ten and no/100 Dollars, and other valuable consideration, REDMOND CREATIVE, LLC, a Delaware limited liability company (“Grantor”), does hereby bargain, sell, and convey to                  (“Grantee”) the real property situate in King County, Washington, legally described on Exhibit A attached hereto and incorporated herein.

SUBJECT TO: Items listed on Exhibit B attached hereto and incorporated herein.

The Grantor for itself and its successors-in-interest does by these presents expressly limit the covenants of the deed to those herein expressed, and excludes all covenants arising or to arise by statutory or other implication, and does hereby covenant that Grantor will forever warrant and defend the said described real estate against all persons whomsoever claiming or to claim by, through, or under said Grantor and not otherwise.

[Signatures Follow.]

DATED: ___________________, 202___.

GRANTOR:

REDMOND CREATIVE, LLC, a Delaware limited liability company

By:
Name:
Title:

[ADD ACKNOWLEDGEMENTS]

Exhibits
Exhibit A:	Legal Description
Exhibit B:	Permitted Exceptions

EXHIBIT A TO DEED

REAL PROPERTY DESCRIPTION

PARCEL A:

LOT 4 OF WILLOWS COMMERCE PARK PHASE II & PHASE III BINDING SITE PLAN NO. BSP-98-002, RECORDED NOVEMBER 16, 1998 UNDER RECORDING NO. 9811161574, IN VOLUME 187 OF PLATS AT PAGES 1 THROUGH 9, INCLUSIVE, IN KING COUNTY, WASHINGTON.

PARCEL B:

EASEMENT RIGHTS AS CONTAINED IN RECIPROCAL DETENTION POND EASEMENT AGREEMENT RECORDED SEPTEMBER 24, 1996, UNDER KING COUNTY RECORDING NO. 9609240090, AND AS MODIFIED BY INSTRUMENTS RECORDED JULY 06, 1998 AND SEPTEMBER 24, 1999 RECORDED UNDER KING COUNTY RECORDING NOS. 9807060278 AND 990924001576.

PARCEL C:

EASEMENT RIGHTS AS CONTAINED IN DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS AND EASEMENTS FOR WILLOWS COMMERCE PARK PHASE II AND PHASE III RECORDED NOVEMBER 16, 1998 UNDER KING COUNTY RECORDING NO. 9811161575.

PARCEL D:

EASEMENT RIGHTS AS CONTAINED IN ENCROACHMENT EASEMENT AGREEMENT RECORDED APRIL 26, 1999 UNDER KING COUNTY RECORDING NO. 9904261026, SAID INSTRUMENT IS A RE-RECORD OF RECORDING NO. 9903302390, RECORDED MARCH 30, 1999.

PARCEL E:

EASEMENT RIGHTS AS CONTAINED IN FENCE ENCROACHMENT EASEMENT AGREEMENT RECORDED MAY 26, 2000 UNDER KING COUNTY RECORDING NO. 20000526000249.

PARCEL F:

EASEMENT RIGHTS AS CONTAINED IN RECIPROCAL ROCK WALL EASEMENT AGREEMENT RECORDED MAY 26, 2000 UNDER KING COUNTY RECORDING NO. 20000526000255.

APN: 943005-0040-08

EXHIBIT C

BILL OF SALE AND ASSIGNMENT OF LEASE

AND OTHER INTANGIBLE PROPERTY

This Bill of Sale and Assignment of Lease and Other Intangible Property (this “Assignment”) is made and entered into __________, 2020, by and between REDMOND CREATIVE, LLC, a Delaware limited liability company (“Assignor”), and ____________________ (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement dated as of ___________________ __, 2020 (as amended, the “Purchase Agreement”), pursuant to which Assignor is conveying to Assignee the real property located at ____________________ as more particularly described on Exhibit A attached hereto (the “Real Property”).

In consideration of the covenants in this Agreement, Seller and Buyer agree as follows:

1. Personal Property. For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee all of Assignor’s right, title, and interest in and to all furnishings, furniture, equipment, supplies, and other personal property as are owned by Assignor and are currently located in, on or about and are used exclusively for the operation of the Real Property (the “Personal Property”).

2. Assignment of Lease and Other Intangible Property. For good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer, set over and deliver unto Assignee (i) Assignor’s interest in that certain Lease dated as of November 8, 2019 (the “Lease”), by and among Assignor, as landlord, and Facebook Technologies, LLC, a Delaware limited liability company (“Tenant”), as tenant, and that certain Guaranty of Lease dated November 8, 2019, executed by Facebook, Inc., a Delaware corporation, and (ii) Assignor’s interest in all intangible property owned by Assignor and used in connection with the Real Property and Personal Property, including all trademarks and trade names used in connection with the Property, all plans and specifications, if any, in the possession of Assignor which were prepared in connection with the construction of the improvements and all licenses, permits and warranties now in effect with respect to the Real Property to the extent assignable, but excluding (i) any rights of Assignor against third parties including, without limitation, Tenant, with respect to the period prior to the date hereof, and (ii) the rights of Assignor to rents and other income from Tenant and other third parties for the period prior to the date hereof (collectively, the “Other Intangible Property”).

3. Assumption. Assignee hereby accepts the foregoing assignment of the Lease and Other Intangible Property described in Section 2 above and assumes the payment and performance of, and agrees to pay, perform and discharge, all the debts, duties and obligations to be paid, performed or discharged arising on and after the Closing Date (as defined in the Purchase Agreement) by (a) the “landlord” or the “lessor” under the terms, covenants and conditions of the Lease, including, without limitation, security deposits, and (b) the owner under the Other Intangible Property. Assignee shall indemnify, defend and hold Assignor harmless from and against any liability, damage, loss, cost or expense (including reasonable attorneys’ fees and costs) (collectively, “Claims”) to the extent arising or accruing on or after the date hereof with respect to the Lease and Other Intangible Property.

4. Reservation of Benefits. Notwithstanding anything to the contrary in this Assignment, to the extent that Assignor continues to have liability after the date hereof with respect to the Property, Assignor reserves and retains such benefits under the Lease and Other Intangible Property as are necessary or desirable for Assignor to defend or protect itself with respect to or to assert any rights relating to any matter for which Assignor may continue to have liability from and after the date hereof; provided, however, said benefits reserved and retained by Assignor pursuant to this section shall exist jointly with Assignee’s benefits under the Lease and Other Intangible Property, and such benefits may be enforceable by each of Assignor and Assignee to the extent of their respective liability or damages for any matters relating thereto. Assignee and Assignor agree to cooperate with the reasonable requests of the other party in enforcing their respective benefits under the Lease and Other Intangible Property to the extent such benefits are reserved by Assignor pursuant to the terms of this section.

5. LIMITATION ON LIABILITY. ASSIGNOR’S LIABILITY UNDER THIS ASSIGNMENT SHALL BE LIMITED AS SET IN THE PURCHASE AGREEMENT. ASSIGNEE ACKNOWLEDGES AND AGREES, BY ITS ACCEPTANCE HEREOF, THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT, AND SUBJECT TO THE LIMITATIONS CONTAINED IN THE PURCHASE AGREEMENT, THE PERSONAL PROPERTY, LEASE AND OTHER INTANGIBLE PROPERTY ARE CONVEYED “AS IS, WHERE IS” AND IN THEIR PRESENT CONDITION WITH ALL FAULTS, AND THAT ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE NATURE, QUALITY OR CONDITION OF THE SUCH ITEMS, THE INCOME TO BE DERIVED THEREFROM, OR THE ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF SUCH ITEMS.

6. Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

7. Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

8. Miscellaneous. This Assignment and the obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State in which the Real Property is located applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith. This Assignment is made subject, subordinate and inferior to the easements, covenants and other matters and exceptions of record.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed on the day and year first above written.

[INSERT SIGNATURES AND EXHIBITS]

EXHIBIT D

FORM OF ESTOPPEL CERTIFICATE

The entity named below (undersigned as “Tenant”) is tenant under that certain Lease (the “Lease”) made and entered into as of ___________, 2019 by and between Redmond Creative, LLC, a Delaware limited liability company, as Landlord, and Tenant, for certain premises (the “Premises”) being more particularly described in the Lease in the building located at 9805 Willows Road NE, Redmond, Washington (the “Building”), certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The Lease Term commenced on __________.

3. The Lease Expiration Date is _________.

4. Tenant has no right or option to purchase the Building (or any portion thereof). Except as set forth in the Lease, Tenant has no option to terminate or cancel the Lease or cancel the lease of all or any part of the Premises.

5. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

6. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:                                                                                                                                .

7. All monthly installments of Monthly Rent have been paid when due through ___________. The current monthly installment of Base Rent is $_____________________ and the current monthly installment of Operating Expenses and Property Taxes is $____________________.

8. To Tenant’s actual knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder, except as follows: _________. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord under the Lease, except as follows: __________.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10. To Tenant’s actual knowledge, as of the date hereof, there are no existing defenses or offsets claims or any basis for a claim, that Tenant has against Landlord, except as follows: __________.

11. If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in Washington and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against Tenant under the bankruptcy or similar laws of the United States or any state, except as follows: __________________.

13. Except as permitted by the Lease, Tenant has not used or stored any hazardous substances in the Premises.

14. To Tenant’s actual knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with any improvement work have been paid in full, except as follows: ___________.

Initially capitalized terms used and not defined herein shall have the meanings set forth in the Lease. As used herein, Tenant’s “actual knowledge” means the current, actual knowledge of the person executing this document on behalf of Tenant, without any duty of investigation or inquiry, but Tenant hereby represents and warrants that the person executing this document has sufficient knowledge to make the certifications herein. This estoppel certificate does not constitute an independent contractual undertaking or constitute representations, warranties or covenants or otherwise have legal effect other than estopping Tenant from asserting to or against the recipient named herein (the “Recipient”) any contrary facts or claims. Furthermore, this certificate will not be construed or operate to waive any Tenant right to receive any reimbursement in connection with any reconciliation or to audit the records of Landlord and Recipient to confirm Landlord’s and Recipient’s compliance with its obligations under the Lease.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20__.

“Tenant”:
,
a

By:
Its:

EXHIBIT E

TENANT INDUCEMENTS

Effective as of December 1, 2020, the amount of outstanding Abated Rent is equal to $647,840.00 (e.g., $161,960 per month from December 1, 2020 through March 31, 2020).

Effective as of December 1, 2020, the full amount of the Allowance remains unpaid to Tenant (e.g., $3,501,347).